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RIVERSOURCE MANAGERS SERIES, INC.
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EXHIBIT 77H, CHANGES IN CONTROL OF REGISTRANT:

For RiverSource Partners Fundamental Value Fund:

During the fiscal year ended May 31, 2010, the Fund served as an underlying investment of affiliated funds-of-funds. The RiverSource Portfolio Builder funds and Columbia Management Investment Advisers, LLC, through its initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.